NEWS RELEASE

Further Information Contacts:
AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A. C. Zucaro: Chairman & CEO	Analysts/Investors: Marilynn Meek
(312) 346-8100	(212) 827-3773

OLD REPUBLIC’S BOARD OF DIRECTORS ANNOUNCES THE FOLLOWING ACTIONS:
                                                                                                                                              ● 36th Consecutive Increase in the Annual Cash Dividend Rate
                                                                                                                                              ● Special Dividend in the Form of a Shareholder Rights Plan
                                                                                                                                              ● Addition of Steven J. Bateman to the Board of Directors

CHICAGO – February 23, 2017 - Old Republic International Corporation (NYSE: ORI) today announced the three above-noted actions taken at today’s regularly scheduled meeting of the Board of Directors:

A quarterly cash dividend at a new rate of 19 cents per share was declared on the common stock.  The dividend is payable March 15, 2017 to shareholders of record on March 6, 2017.  Subject to Board approval of each quarter’s new rate, the full year’s cash dividend will amount to 76 cents per share compared to 75 cents paid in 2016. This latest increase marks the 36th consecutive year that Old Republic has boosted its cash dividend, and 2017 becomes the 76th year of uninterrupted cash dividend payments.

At its meeting the Board of Directors also approved an extension of the Company’s shareholder rights plan, originally adopted in June 1987.  The plan, as now amended, reflects certain technical updates and extends the rights through June 26, 2027.  In reporting on the Board’s extension of the plan, A. C. Zucaro, Chairman and Chief Executive Officer, indicated, “The amended rights plan, like its predecessors, represents a sound and reasonable means of protecting the interests of shareholders and other stakeholders.  The rights can be activated in the face of a possible takeover attempt that does not treat all shareholders equally, that disregards the Company’s true value, or that exhibits self-dealing, coercive behavior or agenda-driven objectives and intents inimical to the best interests of shareholders or the Company’s insurance subsidiaries’ long-term financial stability and promises of indemnity to assureds and beneficiaries. The plan has no immediate dilutive effect and is not being renewed due to any known threat to Old Republic’s long-term mission as an independent, publicly held institution managed for the long run.”

For the past 30 years during which the predecessor rights plans have been in effect, Old Republic’s total market return, with dividends reinvested, has grown at a compounded annual rate of approximately 11 percent per share, shareholder equity, inclusive of cash dividends, has grown at an annual rate of 10.5 percent per share, cash dividend rate at an 8.5 percent annual compound rate.  For the same 30-year period, the total market return for the S&P 500 Index, with dividends reinvested, has risen at an approximate 10.2 percent annual compound rate.  According to the Winter 2016-2017 edition of Mergent’s Dividend Achievers, Old Republic is one of just 95 companies, out of all publicly held corporations considered, that have posted at least 25 consecutive years of annual dividend growth.

At the same meeting the Directors increased the Board’s size to twelve by appointing Steven J. Bateman (58) as a new independent director.  A recently retired audit partner of the highly regarded international accounting firm of PricewaterhouseCoopers, LLP, Steven Bateman brings to Old Republic a wealth of knowledge gained over 37 years of audit and business advisory experience.  Most notably his wide-ranging experience in the service of a large number of organizations engaged in all major insurance fields will harmonize extremely well with Old Republic’s Board governance objectives.

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest publicly held insurance organizations. Its most recent financial statements reflect consolidated assets of approximately $18.5 billion and common shareholders' equity of $4.4 billion, or $17.20 per share. Its current stock market valuation is approximately $5.4 billion, or $21.02 per share.

The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity lines has devolved to a run-off operating mode in recent years.

For the latest news releases and other corporate documents on Old Republic, please write to:

Investor Relations
Old Republic International Corporation
307 North Michigan Avenue • Chicago, IL  60601
312-346-8100
or visit us at www.oldrepublic.com